EXHIBIT 4.23

Certain information has been omitted from the exhibit because it is both not material and is the type that the registrant treats as private or confidential. The omissions have been indicated by (“[***]”).

CONFIRMAÇÃO DE OPERAÇÕES DE DERIVATIVOS – COLLAR COM TERMO

CONFIRMATION OF DERIVATIVE TRANSACTION – COLLAR PLUS FORWARD

Esta Confirmação (“Confirmação”) tem por objetivo reger as Operações de Derivativos entre a Parte A e a Parte B abaixo qualificadas, de acordo com as disposições legais e regulamentares aplicáveis e no âmbito do Contrato Global de Derivativos e seu respectivo Apêndice, ambos firmados entre as Partes em 06 de outubro de 2022 (“Contrato” e “Apêndice”), cujos termos são incorporados por referência a este instrumento. Os termos adicionais para cada Operação de Derivativo estão estabelecidos no Anexo I, e tais disposições serão incorporadas e farão parte desta Confirmação.

The purpose of this Confirmation (“Confirmation”) is to govern the Derivative Transactions entered into by and between Party A and Party B (mentioned below) according to the applicable law and regulation provisions as well as to the terms of the Master Derivatives Agreement, entered by and between the Parties on October 6, 2022 (“Agreement” and “Schedule”), which terms are incorporated by reference to this instrument. Additional terms for each Derivative Transaction are set forth in Annex I, and such provisions shall be incorporated into and form a part of this Confirmation.

Esta Confirmação formaliza uma ou mais Operações de Derivativos contratadas na mesma data entre as Partes individualizadas abaixo na Tabela de Referência. No entanto, cada Operação de Derivativo é uma operação individual para fins tributários e de registro, sem prejuízo das disposições do Contrato que tratam da compensação e do cálculo do Valor de Vencimento Antecipado.

This Confirmation formalizes one or more Derivative Transaction executed by and between the Parties on the same date individualized below in the Reference Schedule. However, each Derivative Transaction is an independent transaction for tax and registration purposes, notwithstanding to the Agreement’s provisions with respect to the netting of payments and calculation of the Early Termination Amount.

Com relação a qualquer Operação de Derivativo, as partes concordaram determinados parâmetros referentes ao preço de tais Operações de Derivativos em um contrato de estrutura, e tal contrato será referido como “Compromisso de Contratação”. Em caso de conflito ou inconsistência, os termos da presente Confirmação deverão prevalecer sobre os termos de qualquer Compromisso de Contratação.

With respect to any Derivative Transaction, prior to execution of definitive documentation, the parties have agreed to certain parameters with respect to the pricing terms of such Derivative Transaction in a written framework agreement and such agreement is hereby referred to as a “Preliminary Agreement” with respect to such Derivative Transaction.  This Confirmation shall supersede any such Preliminary Agreement in its entirety and, with respect to such Transaction, will control in the event of any conflict or inconsistency.

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I. Definições Gerais	I. General Definitions

Os termos em letras maiúsculas utilizados nesta Confirmação e aqui não definidos terão os mesmos significados a eles atribuídos no Contrato ou no Apêndice. Em caso de conflito entre uma definição do Contrato ou do Apêndice e a desta Confirmação, prevalecerá, para os fins desta Operação de Derivativo, a definição que constar desta Confirmação.

Capitalized terms used herein and not defined shall have their meaning as described in the Agreement or Schedule. In the event of any inconsistencies between the definition contained in the Agreement or Schedule and in this Confirmation, the definition of this Confirmation shall prevail for purposes of this Derivative Transaction.

“Operação de Derivativo” ou apenas “Operação” significa a operação financeira descrita na presente Confirmação, celebrada nos moldes e nas características do registro permitido pela B3 S.A. – Brasil, Bolsa, Balcão (“B3”) no segmento CETIP UTVM (“Cetip”) e de acordo com os parâmetros de registro definidos pela B3 para tal espécie de Operação, divulgados por meio da página da B3 na internet (www.b3.com.br).

“Derivative Transaction” or simply “Transaction” means the financial transaction described in this Confirmation, executed pursuant to the registration characteristics allowed by B3 S.A.- Brasil, Bolsa, Balcão (“B3”) in the segment CETIP UTVM (“Cetip”) and pursuant to the registration parameters defined by B3 for such Transaction, disclosed in the B3 website (www.b3.com.br).

Para fins dos cálculos descritos nessa Confirmação, a quantidade de Dias Úteis será apurada pelo Agente de Cálculo conforme as convenções e as práticas de mercado para contagem de dias úteis a depender da taxa, índice ou preço utilizado como referência nesta Operação de Derivativo. Adicionalmente, “Dia Útil” significa, para fins dos cálculos descritos nesta Confirmação, qualquer dia exceto sábados, domingos, feriados nacionais no Brasil, ou dias em que instituições financeiras na cidade de São Paulo ou o Banco Central do Brasil sejam obrigados a permanecerem fechados. Em caso de feriados locais não programados, o Agente de Cálculo considerará o dia útil seguinte como referência para os cálculos devidos conforme as convenções e as práticas de mercado para contagem de dias úteis a depender da taxa, índice ou preço utilizado como referência em uma Operação de Derivativo.

For purposes of calculations described in this Confirmation, the number of Business Days shall be determined by the Calculation Agent according to the market’s practices and conventions considering the rate, index or price used as underlying in this Derivative Transaction. Additionally, “Business Day” shall mean, for purposes of the calculations described in this Confirmation, any day except for Saturdays, Sundays, national holidays in Brazil, or days when financial institutions in the City of São Paulo or the Brazilian Central Bank are mandatorily closed. In cases of unscheduled local holidays, Calculation Agent shall consider the next business day as reference for the due calculations according to market’s practices and conventions considering the rate, index or price used as underlying in a Derivative Transaction

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II. Definição das Partes:	II. Parties Details:

p.               Parte A: BANCO J.P. MORGAN S.A.

Endereço:           Av. Brigadeiro Faria Lima nº 3729 – 10º ao 15º andar – Itaim Bibi – São Paulo – SP

CNPJ/ME:         33.172.537/0001–98

Telefone:            (011) 4950-6459

Contato:             OTC Derivatives

p.             Parte A: BANCO J.P. MORGAN S.A.

Address:        Av. Brigadeiro Faria Lima nº 3729 – 10º ao 15º andar – Itaim Bibi – São Paulo –  SP

CNPJ/ME:    33.172.537/0001–98

Phone:          (011) 4950-6459

Contact:         OTC Derivatives

b.              Parte B: Cosan Oito S.A.

Endereço:            Avenida Brigadeiro Faria Lima, nº 4.100, 16º andar, Sala 07, Itaim Bibi, CEP 04538-132, São Paulo, São Paulo

CNPJ/ME:          43.874.376/0001-38

Telefone:             011 3897-9829

Contato: L.Guimaraes@cosan.com / MariaRita.Drummond@cosan.com

b.               Parte B: Cosan Oito S.A.

Endereço:         Avenida Brigadeiro Faria Lima, nº 4100, 16th floor, Sala 07, Itaim Bibi, CEP 04538-132, São Paulo, São Paulo

CNPJ/ME:        43.874.376/0001-38

Telefone:           011 3897-9829

Contato: L.Guimaraes@cosan.com / MariaRita.Drummond@cosan.com

A Parte A e a Parte B, além destas denominações, são também aqui individualmente denominadas “Parte”, e em conjunto “Partes”.	Party A and Party B are also herein defined individually as “Party” and jointly as “Parties”.

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c.              Agente de Cálculo: Parte A, a

menos que um Evento de Inadimplemento exclusivamente relacionado à liquidação e/ou falência conforme terminologia definida na cláusula 10.1(g) do Contrato, conforme alterada pelo Apêndice, tenha ocorrido em relação à Parte A, sendo que neste caso o Agente de Cálculo será uma instituição financeira idônea escolhida pela Parte B.

As Partes, incluindo a Parte A na qualidade de Agente de Cálculo, se comprometem, conforme disposições Lei Complementar No. 105, de 10 de janeiro de 2001, a manter o conteúdo desta Confirmação confidencial, inclusive no tocante à não divulgação para qualquer terceiro de informações referentes aos cálculos efetuados pelo Agente de Cálculo no âmbito da Operação de Derivativos.

c.               Calculation Agent: Party A, unless if an Event of Default exclusively related to liquidation and/or bankruptcy, according to the terminology defined in clause 10.1(g) of the Agreement, as amended by the Schedule, has occurred with respect to Party A, which in this case the Calculation Agent shall be a reputable financial institution chosen by Party B.

The Parties, including Party A as the Calculation Agent, undertake to, as per the provisions of Complementary Law No. 105 of January 10, 2001, maintain confidential the content of this Confirmation, including with regard to non-disclosure to any third party of information regarding the calculations performed by the Calculation Agent within the scope of the Calculation Transaction derivatives.

d. Acelerador: Parte A	d. Early Termination Agent: Party A

III.A Disposições Gerais - Opções	III.A General Terms - Options

a. Local do Registro: B3	a. Registration Clearing: B3

b. Data de Negociação: 07 de outubro de 2022;	b. Trade Date: October 7, 2022;

c. Data de Início: 07 de outubro de 2022;	c. Start Date: October 7, 2022;

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d. Ativo de Referência ou Ações: VALE3	d. Reference Asset or Shares: VALE3

e. Emissor: Vale S.A.	e. Issuer: Vale S.A.

f. Bolsa de Valores: B3	f. Stock Exchange: B3

g.  Forma de Exercício: Europeia, que consiste na possibilidade de exercício das Opções somente na Data de Exercício. A Opção será exercida automaticamente sempre que o Valor de Liquidação devido pelo Vendedor da Opção na Data de Exercício for um valor positivo.

g.  Form of Exercise: European, which consists in the possibility of exercise of Options only in the Exercise Date. The Option shall be automatically exercised whenever the Settlement Amount owed by the Seller of the Option on the Exercise Date is a positive amount.

h.  Tabela de Referência: O Tipo de Opção, o Comprador da Opção, o Vendedor da Opção, o Prêmio e o Preço de Exercício para cada Opçãoi corresponderão àqueles especificados na tabela constante do Anexo II.

h. Reference Schedule: The Type of Option, the Buyer of the Option, the Seller of the Option, the Premium, the Strike Price for each Optioni are described in the Reference Schedule in Annex II.

i.  Tipo de Opçãoi: conforme indicado na Tabela de Referência, para cada Opçãoi, corresponde à modalidade de opção acordada entre as Partes na Data de Negociação e determinante para a forma de apuração do Valor de Liquidaçãoi.

i.  Type of Optioni: as described in the Reference Schedule, for each Optioni corresponding to the type of option agreed between the Parties on the Trade Date and determinant for the calculation method of the Settlement Amounti.

j.  Prêmioi: conforme indicado na Tabela de Referência, para cada Opçãoi, significa o valor pago pelo Comprador da Opçãoi para o Vendedor da Opçãoi, na Data de Pagamento do Prêmio, para garantir a possibilidade de exercício de cada Opçãoi na Data de Exercício.

j.  Premiumi: as described in the Reference Schedule, for each Optioni, it means the amount paid by the Buyer of the Optioni to the Seller of the Optioni to assure the possibility of exercise of each Optioni on the Exercise Date.

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k. Data de Pagamento do Prêmio: 14 de outubro de 2022	k. Premium Payment Date: October 14, 2022

l.  Preço de Exercícioi: conforme indicado na Tabela de Referência, para cada Operaçãoi, corresponde ao valor acordado entre as Partes na Data de Negociação, que será utilizado para apuração do Valor de Liquidaçãoi, em caso de exercício da Opçãoi.

l. Strike Pricei: as described in the Reference Schedule, for each Transactioni, it shall correspond to the amount agreed between the Parties on the Trade Date, which shall be used to calculate the Settlement Amounti in case of exercise of the Optioni.

m. Data de Vencimentoi: para cada Operaçãoi, significa o Dia Útil imediatamente após à Data de Exercícioi acordada conforme estabelecido no Anexo II.	m. Settlement Datei: for each Transactioni it means the Business Day immediately after the scheduled Exercise Datei as set forth on Annex II.

n. Preço Final: significa o preço de fechamento do Ativo Referência, publicado pela Fonte de Referência, na Data de Exercício.	n. Final Price: it means the closing price of the Reference Asset published by the Reference Source, on the Exercise Date.

o. Fonte de Referência: B3	o. Reference Source: B3

p. Proteção contra Proventos em Dinheiro:  Não aplicável; Os dividendos, JCPs ou outros proventos que sejam devidos aos titulares diretos das Ações deverão ser repassados pela Parte A à Parte B, em valor igual ao pagamento por Ação multiplicado pela Quantidade, conforme descrito na Confirmação.

p.  Protection against Proceeds in Cash: Not applicable: Dividends, JCPs or other proceeds owed to the direct holders of the Shares shall be transferred by Party A to Party B, in an amount equal to the payment per Share multiplied by the Quantity, as described in the Confirmation.

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III.B Disposições Gerais – Termo de Ações	III.B General Terms – Equity Forward

a. Local do Registro: B3	a. Registration Clearing: B3

b. Data de Negociação: 07 de outubro de 2022;	b. Trade Date: October 7, 2022;

c. Tipo de Operação: Termo de Ação	c. Type of Transaction: Equity Forward.

d. Ativo de Referência ou Ações: VALE3	d. Reference Asset or Shares: VALE3

e. Tabela de Referência: Os dados e condições financeiras aplicáveis a cada Operação de Derivativoi contratada entre as Partes na Data de Negociação estão descritos na Tabela de Referência disposta no Anexo II.

e.  Reference Schedule: The information and financial conditions applicable to each Derivative Transactioni executed between the Parties on the Trade Date are described in the Reference Schedule in Annex II.

IV. Valor de Liquidação	IV. Settlement Amount

Para cada Opçãoi, o Valor de Liquidaçãoi será apurado de acordo com o Tipo de Opçãoi indicado na Tabela de Referência, nos seguintes termos:	For each Optioni the Settlement Amounti shall be calculated pursuant to the Type of Optioni described in the Reference Schedule, pursuant to the following terms:

i.

Opção de Compra: Caso, na Data de Exercício, o Preço Final seja superior ao Preço de Exercícioi e, consequentemente, seja exercida a Opção da Operaçãoi, o montante a ser pago pelo Vendedor da Opçãoi ao Comprador da Opçãoi, na Data de Vencimento, corresponderá à diferença positiva entre o Preço Final e o Preço de Exercícioi, multiplicado pela Quantidadei, conforme a relação abaixo:

i.

Call Option: If, in the Exercise Date, the Final Price is higher than the Strike Pricei and, as a result, the Option of the Transactioni is exercised, the amount to be paid by Seller of the Optioni to the Buyer of the Optioni on the Settlement Date shall be equivalent to the positive difference between the Final Price and the Strike Pricei multiplied by the Quantityi in accordance with the following:

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	Valor de Liquidaçãoi = Máx[(Preço Final – Preço de Exercícioi); 0] x Quantidadei		Settlement Amounti = Max[(Final Price – Strike Pricei); 0] x Quantityi

ii.

Opção de Venda: Caso, na Data de Exercício, o Preço Final seja inferior ao Preço de Exercícioi e, consequentemente, seja exercida a Opção da Operaçãoi, o montante a ser pago pelo Vendedor da Opçãoi ao Comprador da Opçãoi, na Data de Vencimento, corresponderá à diferença positiva entre o Preço de Exercícioi  e o Preço Final, multiplicado pela Quantidadei, conforme a relação abaixo:

ii.

Put Option: If, in the Exercise Date, the Final Price is lower than the Strike Pricei and, as a result, the Option of the Transactioni is exercised, the amount to be paid by Seller of the Optioni to the Buyer of the Optioni on the Settlement Date shall be equivalent to the positive difference between the Strike Pricei and the Final Price multiplied by the Quantityi in accordance with the following:

	Valor de Liquidaçãoi = Máx[(Preço de Exercícioi - Preço Final); 0] x Quantidadei		Settlement Amounti = Max[(Strike Price-Final Price); 0] x Quantityi

Cada Operação de Termo descrita nessa Confirmação será liquidada em Reais, conforme a fórmula de cálculo disposta abaixo.	Each Forward Transaction described in this Confirmation will be settled in Reais pursuant to the formula set forth below.

Em cada Data de Vencimentoi de uma Operaçãoi, o Agente de Cálculo apurará, com base nas variáveis aplicáveis à respectiva Operaçãoi, conforme indicadas na Tabela de Referência, o Valor de Liquidaçãoi a ser pago por uma Parte à outra, na forma seguir:

On each Settlement Datei of a Transactioni, the Calculation Agent will determine, based on the variables applicable to the respective Transactioni as provided in the Reference Schedule, the Settlement Amount to be paid by one Party to the other, as follows:

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a.	Se, na Data de Vencimentoi, o Preço na Liquidaçãoi for superior à Taxa Forwardi aplicável, o Vendedori pagará ao Compradori o resultado da seguinte fórmula:	a.	If, on the Settlement Date, the Settlement Price is greater than the Forward Rate, the Seller will pay to the Purchaser the result of the following formula:

	Valor de Liquidaçãoi = (Valor Basei / Preço Iniciali) x(Preço na Liquidaçãoi – Taxa Forwardi)		Settlement Amount = (Base Amount / Initial Price) x(Settlement Price – Forward Rate)

b.	Se, na Data de Vencimentoi, o Preço na Liquidaçãoi for inferior à Taxa Forwardi aplicável, o Compradori pagará ao Vendedori o resultado da seguinte fórmula:	b.	If, on the Settlement Date, the Settlement Price is lower than the Forward Rate, the Purchaser will pay to the Seller the result of the following formula:

Valor de Liquidaçãoi = (Valor Basei / Preço Iniciali) x (Taxa Forwardi – Preço na Liquidaçãoi)	Settlement Amount = (Base Amount / Initial Price) x(Forward Rate – Settlement Price)

Para fins da metodologia de cálculo acima, os seguintes termos terão as definições que lhe são atribuídas conforme abaixo:	For purposes of the calculations above, the following terms will have the definitions below:

Compradori: Para cada Operaçãoi, significa a Parte compradora do Ativo de Referência, conforme indicada na Tabela de Referência;	Purchaser: For each Transaction, the purchaser Party of the Reference Asset, pursuant to the Reference Schedule;

Data de Negociaçãoi: Para cada Operaçãoi, significa a data indicada na Tabela da Referência;	Trade Date: For each Transaction, the date indicated in the Reference Schedule;

Data de Vencimentoi: significa a data em que ocorrerá a liquidação de cada Operaçãoi, conforme indicadas na Tabela de Referência, mediante o desembolso do Valor de Liquidaçãoi pelo Compradori ou pelo Vendedori, de acordo com a apuração realizada pelo Agente de Cálculo na forma da cláusula anterior;	Settlement Date: means the date on which each Transaction will be settled, as indicated in the Reference Schedule, by disbursement of the Settlement Amount by the Purchaser or by the Seller, pursuant to the calculation made by the Calculation Agent pursuant to the previous item;

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Data de Verificação do Preço na Liquidaçãoi: Para cada Operaçãoi, significa a data indicada na Tabela da Referência;	Settlement Price Verification Date: for each Transaction, the date indicated in the Reference Schedule;

Data de Verificação da Taxa Forwardi: Para cada Operaçãoi, significa a data indicada na Tabela da Referência;	Forward Rate Verification Date: For each Transaction, the date indicated in the Reference Schedule

Moeda Basei: “BRL” – significa o Real ou seu sucessor legal.	Base Currency: “BRL” – means the Real or its legal successor.

Preço Iniciali: para cada Operaçãoi, significa o valor correspondente ao valor do Ativo de Referência na Data de Negociaçãoi indicada na Tabela de Referência.	Initial Price: For each Transaction, the price of the Reference Asset on the Trade Date, as indicated in the Reference Schedule.

Preço na Liquidaçãoi: para cada Operaçãoi, significa o valor do Ativo de Referência apurado na Data de Verificação do Preço na Liquidaçãoi.	Settlement Price: For each Transaction, the price of the Reference Asset calculated on the Settlement Price Verification Date

Taxa Forwardi: para cada Operaçãoi, será aquela indicada na Tabela de Referência, conforme verificada na Data de Verificação da Taxa Forward;	Forward Rate: For each Transaction, the rate indicated in the Reference Schedule, as verified on the Forward Rate Verification Date;

Valor Basei: Para cada Operaçãoi, significa o montante denominado na Moeda Basei, determinado de comum acordo entre as Partes e equivalente ao Preço Inicial multiplicado pela Quantidade de Ativos de Referência, conforme indicados na Tabela de Referência, utilizados como referência para o cálculo do Valor de Liquidaçãoi; e	Base Amount: For each Transaction, the amount denominated in Base Currency, determined by mutual agreement between the Parties and equivalent to the Initial Price multiplied by the Quantity of Reference Assets, as indicated in the Reference Schedule, used for reference of the calculation of the Settlement Amount; and

Vendedori: Para cada Operaçãoi, significa a outra Parte que não a Parte indicada como Comprador na Tabela da Referência.	Seller: For each Transaction, the other Party other than the Purchaser indicated in the Reference Schedule.

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Table of Contents

V. Eventos Extraordinários, Eventos de Rescisão Adicionais e Descontinuidade	V. Extraordinary Events, Additional Termination Events and Disruption

As Partes concordam que os eventos de rescisão descritos no Anexo I serão aplicáveis a esta Operação de Derivativo em conjunto com suas respectivas consequências.	The Parties agree that the termination events described in the Annex I shall be applicable to this Derivative Transaction, as well as the consequences described therein.

VI. Declarações:	VI. Representations

Em adição às declarações feitas no Contrato, e como condição para a celebração desta Confirmação, as Partes declaram individualmente:	In addition to the representations made in the Agreement, and as a condition to execute this Confirmation, the Parties individually represent:

a.

Que estão agindo por conta própria, tendo tomado de forma independente a decisão quanto a realizar a presente Operação de Derivativo, bem como quanto à adequação e conveniência da mesma, com base em critérios próprios e, na medida que cada uma considerou necessária, na opinião de seus próprios consultores;

a.

That it is acting on its own account, and made an independent decision to enter in the Derivative Transactions, and that it made an independent decision regarding the appropriateness and convenience of the Transactions, based on its own consultants criteria;

b.

Que não estão se baseando em qualquer comunicação (escrita ou verbal) da outra parte, ou de qualquer pessoa agindo em seu nome, como forma de orientação para investimento ou recomendação para participar da presente operação, ficando entendido que as informações e explicações relativas aos termos e condições desta ou de qualquer outra Operação de Derivativo, não deverão ser consideradas como orientação de investimento, nem como recomendação de participação;

b.

That it is not relying on any (written or verbal) communication of the other party or of any other person acting on its behalf, as guidance for investments or recommendation to participate in this transaction, provided that the information and the clarifications relating to the terms and conditions of this or of any other Derivative Transaction shall not be considered as investment guidance nor as recommendation to participate;

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c.

Que nenhuma comunicação (escrita ou verbal), recebida de uma Parte, ou de qualquer pessoa agindo em seu nome, pela outra, será considerada como seguro ou garantia quanto à expectativa dos resultados previstos da Operação;

c.

That no (written or verbal) communication received from a Party or from any other person acting on behalf of a Party will be considered as an assurance or guarantee as to the expectation of results that can be obtained by the Transaction;

d.

Que têm conhecimento e experiência dentro do mercado de derivativos, suficientes para entender a estrutura de cada Operação de Derivativos, incluindo, sem limitação, os critérios determinados no Contrato para a apuração do Valor de Reposição, com os quais concordam sem restrições;

d.

That have knowledge and experience within the derivatives market, enough to understand the structure of each Derivative Transaction, including, without limitation, the criteria set forth in the Agreement for the calculation of the Replacement Value, which agree with no restrictions;

e.

Que estão cientes dos riscos inerentes às Operações de Derivativos e têm plena capacidade financeira para assumir as obrigações que venham a ser exigíveis em decorrência das Operações contratadas, mesmo nos piores cenários econômicos, bem como capacidade técnica e operacional para cumprir todas as obrigações estabelecidas no Contrato, no Apêndice e em quaisquer Confirmações;

e.

That are aware of the risks inherent to the Derivatives Transactions and have full capacity to assume the obligations that become due as a result of the Transactions, even in the worst economic scenarios, as well as technical and operational capacity to fulfill all obligations established in the Agreement, the Schedule and in any of the Confirmations;

f.

Que compreende que as Operações de Derivativos contidas nesta Confirmação são sujeitas a riscos complexos que podem ocorrer sem aviso e podem, por vezes, ser voláteis, e que perdas podem ocorrer rapidamente e em grandes magnitudes e está disposto a aceitar estes termos e condições e assumir (financeiramente ou de qualquer outra forma) estes riscos;

f.

That it understands that the Derivative Transactions contemplated herein are subject to complex risks which may occur without warning and may, at times, be volatile, and that losses may occur quickly and in proportions of great magnitude and that it is willing to accept such terms and conditions and undertake (financially or otherwise) such risks;

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g.	Que as declarações prestadas de acordo com a cláusula 4.1 do Contrato continuam plenamente válidas;	g.	That the representations made in section 4.1 of the Agreement continue fully effective;

h.

Que tiveram a oportunidade de discutir absolutamente todos os termos do Contrato, Apêndice e de cada Confirmação, incluindo, mas não se limitando, a forma de resolução de conflitos e os critérios de cálculo, assumindo total responsabilidade pelos mesmos;

h.

That it has had the opportunity to fully discuss all of the terms of the Agreement, Schedule and of each of the Confirmations, including, but not limited to, the manner of conflict resolution and the calculation criteria, and that it assumes full responsibility therefor;

i.	Que tiveram prévio acesso a todas as informações que julgavam necessárias à sua decisão independente de celebração do Contrato, Apêndice e de cada Operação de Derivativos;	i.	That it has had prior access to all information considered required to make an independent decision to enter the Agreement, Schedule and each Derivative Transaction;

j.	Que uma Parte não está agindo como agente fiduciário da outra Parte ou como sua assessora em relação a essa operação;	j.	That a Party is not acting as trustee of the other Party, or as a consultant of the other Party regarding this transaction;

k.

Que estão plenamente cientes de que todas e quaisquer obrigações pecuniárias decorrentes da celebração de Operações sob o Contrato, por suas próprias naturezas, estão sujeitas a efeitos decorrentes de fatores econômicos e/ou políticos, entre outros, que podem levar à oscilações bruscas na cotação entre moedas estrangeiras e a moeda corrente nacional, nos índices de preços, nos índices inflacionários, nas taxas de juros, no valor de ações negociadas em bolsa, entre outros e que podem produzir alterações relevantes nas obrigações pecuniárias assumidas. Diante disso, as Partes reconhecem desde já serem tais circunstâncias próprias e inerentes a Operações de Derivativos, sendo, pois, referidas oscilações e alterações previsíveis e até esperadas para todos os fins e efeitos;

k.

That it is fully aware that any and all pecuniary obligations arising out of the Transactions under the Agreement are inherently subject to the effects of economic and/or political and other factors that may lead to sudden oscillations in the quotation between foreign currencies and the domestic currency, in price indices, in inflation indices, interest rates, the price of shares traded in the stock exchange and other indices, and that they may lead to relevant changes in the pecuniary obligations assumed. Therefore, the Parties hereby admit that such circumstances are inherent to Derivative Transactions, and the said oscillations and changes are foreseeable and even expected for all purposes and effects;

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l.

Que diante da possibilidade de ocorrência das oscilações e variações mencionadas na alínea anterior, as Partes reconhecem sua plena ciência de que o eventual aumento abrupto e significativo do valor das obrigações assumidas não poderá ser tipificado como espécie de onerosidade excessiva para o fim de escusá-la do cumprimento de suas obrigações;

l.

That in view of the possible occurrence of the oscillations and changes dealt with in the previous item, the Parties admit that they are fully aware that any sudden and significant increase in the amount of the obligations assumed may not be described as a type of disproportionate burden intended to discharge them from the performance thereof;

m.	Que observará as disposições da Resolução CVM 44, de 23 de agosto de 2021, em relação ao Ativo de Referência e à celebração da Operação;	m.	That it will comply with the provisions of CVM Resolution 44, of August 23, 2021, with respect to the Reference Asset and the execution of the Transaction;

n.

Que buscaram aconselhamento de seus próprios consultores fiscais, jurídicos e contábeis, no intuito de tomar uma decisão independente sobre a contratação da presente Operação;

Que o valor de Prêmio está economicamente vinculado à Operação de Derivativo como um todo, incluindo todo e qualquer Valor de Liquidação pago por uma das Partes, de tal forma que o valor pago do prêmio faz parte do equilíbrio econômico-financeiro da Operação de Derivativo. Portanto, o valor pago a título de Prêmio não será devolvido em nenhuma hipótese, ainda que o resultado da Operação de Derivativo seja desfavorável à Parte que pagou o Prêmio.

n.

That it sought the guidance of its own fiscal, legal, and accounting consultants in order to make an independent decision to enter on this Transaction;

That the Premium amount is economically linked to the Derivative Transaction as a whole, including any and all Settlement Amount paid by one of the Parties, in a manner that the amounts paid under the premium are part of the financial and economic balance of the Derivative Transaction. Therefore, the amounts paid as Premium shall not be returned under any circumstances, even if the result of the Derivative Transaction is not favorable to the Party that paid the Premium.

o.

Que o valor de Prêmio está economicamente vinculado à Operação de Derivativo como um todo, incluindo todo e qualquer Valor de Liquidação pago por uma das Partes, de tal forma que o valor pago do prêmio faz parte do equilíbrio econômico-financeiro da Operação de Derivativo. Portanto, o valor pago a título de Prêmio não será devolvido em nenhuma hipótese, ainda que o resultado da Operação de Derivativo seja desfavorável à Parte que pagou o Prêmio.

o.

That the Premium amount is economically linked to the Derivative Transaction as a whole, including any and all Settlement Amount paid by one of the Parties, in a manner that the amounts paid under the premium are part of the financial and economic balance of the Derivative Transaction. Therefore, the amounts paid as Premium shall not be returned under any circumstances, even if the result of the Derivative Transaction is not favorable to the Party that paid the Premium.

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VII. Declarações Adicionais	VII. Additional Provisions

a. Adicionalmente às declarações dadas no Contrato e nesta Confirmação, como condição para assinatura desta Confirmação, Parte B declara que:	a. In addition to the representations made in the Agreement and herein, and as a condition to execute this Confirmation, Party B represents, warrants and covenants as follows:
(i) [Reservado];	(i) [Reserved].

(ii)  Nenhuma das Operações aqui contempladas violará a qualquer momento durante a vigência da Operação (I) qualquer política corporativa da Emissora ou outras regras ou regulamentos da Emissora que venham a se tornar aplicáveis à Parte B ou suas afiliadas, incluindo, mas não se limitando a, política de período de janela (window period policy) do Emissor, observado que, caso tais políticas, quando aplicáveis, sejam violadas pela Operação, a Parte B adotará as medidas necessárias para obtenção das aprovações necessárias, (II) ou qualquer contrato do qual a Parte B seja parte;

(ii)  None of the transactions contemplated herein will violate at any time during the term of the Transaction (I) any corporate policy of the Issuer or other rules or regulations of the Issuer that become applicable to Party B or its affiliates, including, but not limited to, the Issuer’s window period policy, provided that, in case such policies, when applicable, are breached by this Transaction, then Party B will obtain all the required authorizations (II) or any contract to which Party B is a party.

(iii) A Parte B não vendeu nenhum Ativo de Referência ou ADRs de acordo com uma efetiva declaração de registro efetiva durante os 30 (trinta) dias anteriores à Data de Negociação e não fará nenhuma venda de Ativo de Referência ou ADRs em qualquer momento durante o período inicial de hedge ou durante os 30 (trinta) dias subsequentes;

(iii) Party B has not sold any Reference Assets or ADRs pursuant to an effective registration statement at any time during the 30 days prior to the Trade Date, and will not make any such sales of Reference Assets or ADRs at any time during the initial hedging period or during the 30 days thereafter.

(iv) Que cada Operação de Derivativos tem para a Parte B o intuito de investimento ou proteção contra riscos financeiros a que esteja exposta, decorrentes de disparidades de taxas, índices ou preços, que referenciam seus direitos e/ou obrigações, de acordo com as normas aplicáveis e com suas políticas internas relativas à condução de seus negócios;

(iv) That for Party B each Derivative Transaction is intended as investment or hedging against financial risks to which it may be exposed, resulting from rates, indexes or prices, which reference its rights and/or obligations, according to applicable standards and to its internal business policies;

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(v)   A Parte B não está, na Data de Negociação (ou a partir da data de qualquer Compromisso de Contratação, incluindo a Data de Negociação) ou em qualquer data em que as Partes concordem em alterar, aditar ou modificar a Operação (exceto, para que não restem dúvidas, qualquer aditamento implementado como resultado de um ajuste pelo Agente de Cálculo) ou que Parte B faça uma consulta em termos contratualmente estabelecidos entre as Partes, em posse de informação privilegiada (material non-public information) com respeito ao Emissor ou a quaisquer valores mobiliários emitidos pelo Emissor, ou qualquer outro certificado de depósito (depositary receipt) relacionado ao Ativo de Referência (sendo tais certificados negociados nos Estados Unidos, “ADRs”);

(v) Party B is not, on the Trade Date (or from the date of any Preliminary Agreement to and including the Trade Date), or any date on which the Parties agree to change, amend or modify the Transaction (other than, for the avoidance of doubt, any amendment to formalize an adjustment made by the Calculation Agent) or on which Party B makes a consultation pursuant to contractually defined terms between the Parties, in possession of material non-public information with respect to the Issuer, any securities issued by the Issuer, or any depositary receipt in respect of any Reference Asset (such receipts traded in the United States, “ADRs”);

(vi) Que reconhece que a Parte A e suas Afiliadas poderão de boa-fé e de forma comercialmente razoável (a) envolver-se em operações de negociação (incluindo atividades de hedge) com relação ao Ativo de Referência e/ou aos ADRs, direta ou indiretamente, e outros instrumentos ou produtos derivativos baseados em ou relacionados ao Ativo de Referência ou aos ADRs para sua/suas operações proprietárias ou para outras contas sob sua administração; ou (b) emitir outros instrumentos derivativos com relação ao Ativo de Referência ou aos ADRs, sem que qualquer uma dessas atividades possa ser levantada como motivo para a Parte B questionar os valores devidos nesta Operação de Derivativo;

(vi) That it recognizes that Party A and its Affiliates may, in good faith and in a commercially reasonable manner (a) get involved in transactions (including hedging activities) with respect to the Reference Assets and/or the ADRs, directly or indirectly, and other derivative instruments or products based or related to the Reference Assets or the ADRs for their own transactions or for other accounts under their management; or (b) issue other derivative instruments related to the Reference Assets or the ADRs, without any such activities being understood as a reason for Party B to challenge the amounts owed under this Derivative Transaction;

(vii)  (i) Que, com relação à Parte B, a Operação e cada Operação do Emissor (incluindo, para fins da declaração neste item (v), qualquer atividade de hedge comercialmente razoável ou liquidação relacionadas às Operações e qualquer Operação do Emissor simultânea a esta Operação) não viola e não violará a Rule 14e-3 sob o Exchange Act e (ii) não tomou (considerando-se a Operação, qualquer Operação do Emissor simultânea comercialmente razoável e qualquer atividade de proteção de risco ou liquidação em relação às Operações de Derivativos) “medida substancial ou medidas” (conforme definido na Rule 14e-3 sob o Exchange Act) para iniciar uma oferta de aquisição de ações;

(vii) (i) That, for Party B, the Transaction and each Issuer Transaction (including, for purposes of the representation in this item (v), any commercially reasonable hedging and settlement activity in respect of the Transaction and any contemporaneous Issuer Transaction) does not and will not violate Rule 14e-3 under the Exchange Act, and (ii) it has not (taking into account the Transaction and any contemporaneous Issuer Transaction and any commercially reasonable hedging and settlement activity in respect thereof) taken “a substantial step or steps” (within the meaning of Rule 14e-3 under the Exchange Act) toward commencing a tender offer;

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(viii) Que a Parte B irá tempestivamente notificar, divulgar ou publicar todas as informações sobre a Operação de Derivativo e qualquer outra operação (incluindo a celebração de qualquer derivativo ou opção) relacionada ao Emissor, referenciada no Ativo de Referência ou nos ADRs (ou garantidos pelos Ativos de Referência ou pelos ADRs), incluindo qualquer aquisição ou acordo de compra dos Ativos de Referência, ADRs ou outros títulos do Emissor (coletivamente, as “Operações do Emissor”)  que sejam exigidas sob a Section 13(d) ou Section 13(g) do U.S. Securities Exchange Act of 1934, conforme aditado, e sob as regras e regulações ali previstas (“Exchange Act”), ou (y) conforme qualquer regime de divulgação pendente ou futuro relativo à titularidade de derivativos ou ações no âmbito do Exchange Act (cada arquivamento especificado em (x) e (y), um “Arquivamento Relacionado”); e a Parte B concorda em dar anúncio prévio para a Parte A sobre qualquer Arquivamento Relacionado e fornecer à Parte A cópias de quaisquer Arquivamento Relacionado antes do protocolo do mesmo e com oportunidade razoável para comentários (desde que tal revisão e comentário da Parte A seja considerado de boa-fé pela Parte B, mas em nenhum caso será vinculativo para a Parte B e em nenhum caso resultará em qualquer atraso de um arquivamento ou apresentação oportuna pela Parte B) e, se solicitado pela Parte A, e na medida permitida pela lei aplicável, usar esforços comercialmente razoáveis para buscar tratamento confidencial de qualquer informação que a Parte A considere proprietária ou comercialmente sensível para seus negócios;

(viii) That Party B will timely notify, disclose or publish all information on the Derivative Transaction and any other transaction (including entering into any derivative or option) relating to, referencing or in respect of the Issuer, the Reference Assets or the ADRs (or secured by the Reference Assets or the ADRs), including any acquisition of, or agreement to purchase, Reference Assets, ADRs or other securities of the Issuer (collectively, the “Issuer Transactions”), which is required by (x) Section 13(d) or Section 13(g) of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), or (y) pursuant to any pending or future derivatives or share ownership reporting regime under the Exchange Act (each report specified in (x), and (y) a “Related Report”); and Party B agrees to give prior notice to Party A of any Related Report and provide Party A with a copy of any Related Report a reasonable period of time prior to filing thereof and a reasonable opportunity to comment thereon (provided that such review and comment by Party A shall be considered in good faith by Party B, but shall in no event be binding upon Party B and shall in no event result in any delay of a timely filing or submission by Party B), and shall, if requested by Party A and to the extent permitted by applicable law, use reasonable commercially efforts to seek confidential treatment of any information therein that Party A considers to be proprietary or commercially sensitive business information;

(ix)  Que a Parte B não está celebrando a presente Operação de Derivativo com o objetivo exclusivo de alterar o preço do Ativo de Referência ou dos ADRs ou para criar uma falsa aparência de liquidez ou atividade de negociação.

(ix) That Party B is not entering into this Derivative Transaction with the sole objective of changing the price of the Reference Asset or the ADRs or to create a false liquidity or trading activity.
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VIII. Tratamento de Proventos em Dinheiro	VIII. Treatment of Cash Proceeds

As Partes acordam que a Parte B será responsável por reembolsar a Parte A de todos os custos e despesas relacionados ao pagamento teórico de dividendos, lucros, juros sobre capital próprio, ou quaisquer outros proventos em dinheiro que sejam devidos pela Parte A (“Proventos”) em relação às operações contratadas para proteção de risco das Opções, em montante equivalente ao respectivo Provento por Ação multiplicado pelo delta teórico utilizado pela Parte A em sua estratégia de proteção (hedge), com todos os acréscimos de tributos e custos, conforme calculado pelo Agente de Cálculo, sendo certo que tal reembolso deverá ser realizado em até 2 (dois) dias úteis contados de notificação da Parte A à Parte B nesse sentido, ou na data designada na referida notificação, se houver.

The Parties agree that Party B will be responsible for reimbursing Party A for all costs and expenses related to the theoretical payment of dividends, profits, interest on own capital (juros sobre capital próprio), or any other cash proceeds owed by Party A (“Proceeds”) in connection with the transactions executed for the protection of the risk of the Options, in an amount equivalent to the Proceed per share multiplied by the theoretical delta used by Party A in its hedging strategy, with all applicable tax and costs additions, as calculated by Calculation Agent, provided that such reimbursement shall be made within two (2) business days from the notification from Party A to Party B in this regard, or on the date designated in such notification, if any.

Para fins das Operações de Termo de Ações, as Partes acordam que todos e quaisquer Proventos deverão ser repassados pela Parte A à Parte B, os montantes efetivamente recebidos pela Parte A com relação ao respectivo Provento por Ação multiplicado pela Quantidade, sem qualquer acréscimos de tributos e custos incidentes, sendo certo que tal repasse deverá ser realizado na mesma data do pagamento dos respectivos Proventos aos titulares diretos das Ações.

For purposes of the Forward Transactions, the Parties agree that any and all Proceeds shall be transferred by Party A to Party B, in an amount equal to the amounts effectively received by Party A with regards to the Proceed per Share multiplied by the Quantity, with no tax or costs additions, provided that such transfer shall be made on the same date of the payment of the Proceeds to the direct owners of the Shares.

IX. Ratificação	IX. Ratification
A presente Confirmação é parte integrante e inseparável do Contrato, motivo pelo qual as Partes ratificam, nesta oportunidade, todos os termos nele previstos.	This Confirmation is an integral and inseparable part of the Agreement, reason for which the Parties hereby ratify all terms set forth in the Agreement.

E por estarem assim, justas e contratadas, as Partes, por seus representantes legais devidamente constituídos e com poderes para celebrar Operações de Derivativos, assinam a presente Confirmação em 2 (duas) vias de igual teor e forma, para o mesmo fim, juntamente com as testemunhas abaixo.

Being so certain and adjusted the Parties, represented by their duly appointed legal representatives with the required powers to execute Derivative Transactions, sign this Confirmation in two counterparts of the same content and form as well as for the same purpose, together with the witnesses below.

São Paulo, 07 de outubro de 2022	São Paulo, October 7, 2022
[A próxima página contém as assinaturas da Confirmação de Operação de Derivativo]	[The next page is the execution page of the Derivative Transaction Confirmation]
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[Página de assinaturas da Confirmação de Operação de Derivativo celebrada entre Banco J.P. Morgan S.A. e Cosan Oito S.A.]	[Execution page of the Derivative Transaction Confirmation entered into by and between Banco J.P. Morgan S.A. and Cosan Oito S.A.]

BANCO J.P. MORGAN S.A. Por / By: /s/ Paulo Coimbra Nome / Name: Paulo Coimbra Cargo / Title: Diretor	Por / By: /s/ Landulpho Borges da Fonseca Tutzer Profili Nome / Name: Landulpho Borges da Fonseca Tutzer Profili Cargo / Title: Diretor

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[Página de assinaturas da Confirmação de Operação de Derivativo celebrada entre Banco J.P. Morgan S.A. e Cosan Oito S.A.]	[Execution page of the Derivative Transaction Confirmation entered into by and between Banco J.P. Morgan S.A. and Cosan Oito S.A.]

COSAN OITO S.A. Por / By: /s/ Maria Rita Drummond Nome / Name: Maria Rita Drummond Cargo / Title: Diretora Executiva	Por / By: /s/ Ricardo Lewin Nome / Name: Ricardo Lewin Cargo / Title: Procurador

Ao assinar a presente Confirmação, os representantes legais das Partes acima identificados, declaram, expressa e irrevogavelmente, que possuem poderes suficientes para representar as Partes na contratação da presente Operação de Derivativo.

As they execute this Confirmation, the legal representatives of the Parties identified above expressly and irrevocably represent that they have the necessary powers to represent the Parties in the execution of each Derivative Transaction.

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[Página de assinaturas da Confirmação de Operação de Derivativo celebrada entre Banco J.P. Morgan S.A. e Cosan Oito S.A.]	[Execution page of the Derivative Transaction Confirmation entered into by and between Banco J.P. Morgan S.A. and Cosan Oito S.A.]

Testemunhas / Witnesses:

1. - /s/ Gabriel Fabaro Nome / Name: Gabriel Fabaro RG / ID: 334716561	2. - /s/ Nicolas Vaz Nome / Name: Nicolas Vaz RG / ID: 50.670.629-1

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ANEXO I Termos e Condições Aplicáveis à Confirmação de Derivativo	ANNEX I Terms and Conditions Applicable to the Derivative Confirmation

I Evento de Ajuste Potencial	I - Potential Adjustment Event

“Evento de Ajuste Potencial” significa a ocorrência  de qualquer um dos seguintes eventos: (i) um desdobramento, grupamento ou reclassificação das Ações (salvo resultando em Evento de Incorporação/Fusão/Cisão), ou uma distribuição de dividendos das referidas Ações para detentores existentes por quaisquer meios, incluindo por meio de bônus, capitalização ou emissão similar; (ii) (A) distribuição de ou (B) a emissão ou (C) o pagamento de dividendo para detentores das Ações na forma de (w) novas Ações, seja por meio de oferta pública ou colocação privada no Brasil ou no exterior, ou, (x) valores mobiliários que concedam o direito ao recebimento de dividendos e/ou os recursos decorrentes de liquidação do Emissor de forma igual e proporcional aos recursos que seriam devidos aos detentores dessas Ações, ou (y) ativos representativos de capital social ou outros valores mobiliários de outro emissor adquiridos ou de propriedade (direta ou indireta) do Emissor devido a uma cisão ou outra operação similar, ou (z) valores mobiliários, direitos, bônus de subscrição ou outros ativos, para pagamento (em dinheiro ou outro tipo de remuneração) inferior ao valor justo, conforme determinado pelo Agente de Cálculo; (iii) solicitação pelo Emissor das Ações da integralização de ações subscritas que não tenham sido totalmente integralizadas; (iv) uma recompra pelo Emissor ou por qualquer uma de suas subsidiárias das Ações, seja por lucros ou capital e seja a contraprestação em dinheiro, valores mobiliários ou de qualquer outra forma, desde que tais recompras representem (a) [***]% ([***] por cento) das Ações do capital social da Emissora dentro de cada período de 12 (doze) meses, iniciando-se na Data de Negociação, comparando a quantidade total de Ações do capital social da Emissora a qualquer momento dentro de tal período de 12 (doze) meses com a quantidade total de Ações do capital social da Emissora no início de cada um dos referidos períodos de 12 (doze) meses, contados a partir da Data de Negociação, ou (b) [***]% ([***] por cento) das Ações do capital social da Emissora ao longo da vigência da Operação, comparando a quantidade total das Ações da Emissora a qualquer momento durante a vigência da Operação com a quantidade total de Ações do capital social da Emissora na Data de Negociação. Para a presente cláusula, o cálculo da quantidade total de Ações do capital social da Emissora descontará as Ações mantidas em tesouraria conforme última informação pública disponível na data do cálculo; (v) qualquer outro evento societário envolvendo a Emissora que tenha efeito econômico relevante sobre as Ações e Opções; (vi) caso a Parte A, de maneira diligente e observando as práticas de mercado para operações dessa natureza, ao tomar ou manter Ações ou ADRs em empréstimo que considera necessárias para se proteger dos riscos financeiros assumidos com esta(s) Operação(ões), seja requerida a depositar um percentual superior de garantias para a bolsa de valores ou contraparte central garantidora que mantém o contrato de empréstimo de Ações ou ADRs do que era requerido na Data de Negociação desta(s) Operação(ões), desde que tal requisito adicional de margem seja solicitado pela referida bolsa de valores, contraparte ou contraparte central garantidora em decorrência exclusiva dos riscos relacionados às Ações ou ADRs, sendo, portanto, excluídos todo e qualquer cenário em que o requisito adicional de margem seja solicitado por qualquer situação oriunda de outras operações e atividades da Parte A ou de suas Afiliadas com a referida bolsa de valores ou contraparte central garantidora;

“Potential Adjustment Event” means  the occurrence of any of the following  events:  (i) a subdivision, consolidation or reclassification of the Shares (except resulting in an Incorporation/Merger Event/Spin-Off), or a distribution of dividends from such Shares to existing holders by any means, including through bonuses, capitalization or similar issuance; (ii) (A) distribution of or (B) issuance; or (C) dividend to holders of the Shares in the form of (w)  new  Shares, either by means of a public offering or private placement in Brazil or abroad; or (x) other securities that grant the right to receive dividends and/or the resources arising from the settlement of the Issuer in an equal and proportional manner to the resources that would be owed to  the holders of those Shares, or (y)  assets representing equity or other securities of another issuer acquired or owned (directly or indirectly) from the Issuer due to a split or other similar transaction, or (z) any other type of securities, rights, subscription bonuses or other assets for payment (in cash or other type of remuneration) lower than the fair value, as determined by the Calculation Agent; (iii) a call by the Issuer of the Shares that has not been fully paid in; (iv) a repurchase by the Issuer or any of its subsidiaries of the relevant Shares, whether for profits or capital and whether it is the payment in cash, securities or otherwise, provided such repurchases represents (a) [***] percent ([***]%) of the total Shares of the Issuer’s capital stock within each twelve (12) month period, starting on the Trading Date, comparing the total Shares of the Issuer at any point within such twelve (12) month period to the total Shares of the Issuer’s capital stock at the beginning of each of those twelve (12) month periods starting on the Trade Date, or (b) [***] percent ([***]%) total Shares of the Issuer’s capital stock over the term of the Transaction, comparing the total Shares of the Issuer’s capital stock at any point during the term of the Transaction to the total Shares of the Issuer’s capital stock on the Trading Date. For this provision, the calculation of the total Shares of the Issuer’s capital stock will be net of treasury Shares according to the latest public information available on the calculation date; (v) any other corporate event involving the Issuer that has a material economic effect on the Shares or Options; (vi) if Party A, in a diligent manner and pursuant to market practice for transactions of this nature, when taking or holding the Shares or ADRs on loan that deems necessary to protect itself from the financial risks arising from this Transaction, is required to deposit an additional percentage of guaranties to the stock exchange or central counterparty that has the loan agreement of Shares or ADRs required in this Transaction Trade Date, provided that such increased margin is required by the referred stock exchange, counterparty or central counterparty solely in relation to the risks associated to the Shares or ADRs, being, therefore, excluded any and all scenarios that the increased margin is required as a result of other trades and activities of Party A or its Affiliates with such stock exchange or central counterparty

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(vii) caso o custo para a Parte A (ou para suas Afiliadas, no contexto da Operação) tomar ou manter Ações ou ADRs emprestadas ou celebrar operações de derivativos que tenha um efeito semelhante à realizar vendas à descoberto das Ações ou ADRs, ou qualquer outra medida de hedge destinada à proteção dos riscos financeiros assumidos com esta(s)s Operação(ões) supere [***]% ao ano sobre o preço das Ações, e incluindo, mas não se limitando, a custos de conversão das Ações em ADRs e vice-versa [***], desde que (1) a Parte B não ofereça a Parte A empréstimo privado de Ações, observado que tal oferta somente será válida se a Parte A determinar, a seu critério de boa-fé e de forma razoável, conforme opinião de assessores legais, que (i) tal oferta estaria, se aplicável, de acordo com requisitos legais, regulatórios ou autorregulatórios aplicáveis dos Estados Unidos ou com políticas e procedimentos relacionadas (sejam ou não tais requisitos, políticas ou procedimentos impostos por lei ou voluntariamente adotados pela Parte A, mas desde que tais políticas e procedimentos sejam relacionados às leis norte-americanas de valores mobiliários e sejam aplicáveis, em geral, em situações semelhantes e aplicáveis de forma não discriminatória) para que a Parte A aceite tal empréstimo privado de Ações e (ii) tal empréstimo privado seja celebrado pelas Partes até 12:00 da data de notificação pela Parte A à Parte B e liquidado em termos e condições razoavelmente aceitáveis para a Parte A até 11:00 do segundo dia de negociação após a celebração do empréstimo de ações, sendo que o Agente de Cálculo se compromete a agir de forma diligente e tempestiva no tocante à notificação da Parte B; (2) a Parte B não indique a Parte A para uma contraparte (que não poderá ser a Parte B ou uma de suas Afiliadas) que celebre um empréstimo de Ações até 12:00 da data de notificação da Parte A à Parte B, que seja liquidado até 11:00 do segundo dia de negociação após a celebração do empréstimo de ações, sendo que o Agente de Cálculo se compromete a agir de forma diligente e tempestiva no tocante à notificação da Parte B sobre a Impossibilidade de Tomar Empréstimos; e

(vii) if the costs of Party A (or its Affiliates in the context of this Transaction) to take or hold the borrowed Shares or ADRs or to enter into derivatives transactions with similar effect to carry out the short sale of Shares or ADRs, or any other hedge measures aiming at protecting itself from the financial risks arising from this Transaction surpass [***]% per year over the price of the Shares, and including, but not limited to, costs of conversion of Shares into ADRs and vice-versa [***], provided (1) Party B does not offer Party A a private loan of the Shares, it being understood that such an offer shall only be valid if Party A determines in good faith and reasonable discretion, based on the advice of counsel, that (i) it would be appropriate, with respect to any applicable US legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Party A, but provided that such policies or procedures are related to US securities laws and are generally applicable in similar situations and applied to the transaction hereunder in a non-discriminatory manner) for Party A to accept such a private loan of Shares and (ii) such private loan could be executed by the Parties prior to 12pm on the date of notice from Party A to Party B and settled on terms and conditions reasonably acceptable to Party A prior to 11am on the second trading day following execution of such stock loan, considering that the Calculation Agent undertakes to act diligently and tempestive with regard to the notification of Party B; (2) Party B does not refer Party A to a counterparty (which cannot be Party B or one of its Affiliates) that executes a loan of Shares until 12pm of the notice date from Party A to Party B, and which is settled prior to 11am on the second trading day following execution of such stock loan, on the Impossibility of Taking a Loan, considering that the Calculation Agent undertakes to act diligently and tempestive with regard to the notification of Party B; and

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(3) tais custos decorram de estratégias de hedge montadas de forma diligente e observando as práticas de mercado para operações dessa natureza; (viii) caso as pessoas que figuram como mutuantes de Ações ou ADRs em contratos de empréstimo de Ações que a Parte A tenha contratado, de forma diligente e observando as práticas de mercado para operações dessa natureza, para se proteger dos riscos financeiros desta(s) Operação(ões) exerçam o direito, previsto contratualmente no empréstimo de Ações ou ADRs ou no regulamento da bolsa de valores que se aplica ao empréstimo de Ações, de aumentar compulsoriamente a quantidade de Ações ou ADRs emprestadas à Parte A quando do aumento de capital promovido pelo Emissor através da emissão de novas ações. A quantidade de Ações ou ADRs adicionais acrescentadas ao empréstimo de Ações ou ADRs exercida pelos mutuantes será denominada “Quantidade Adicional de Ações Emprestadas”; (ix) caso, durante os 3 (três) meses que antecederem cada Data de Vencimento (conforme indicada no Anexo II), a Liquidez Média Local durante tal período reduzir-se em [***]% em relação à Liquidez Média Local vigente no momento da contratação desta Operação, ou, ainda, caso a Liquidez Média Combinada em tal período reduzir-se em [***]% em relação à Liquidez Média Combinada vigente no momento da contratação desta Operação; (x) se a Parte A incorrer ou vir a incorrer em um aumento substancial (se comparado com as premissas financeiras utilizadas pela Parte A para precificar a Operação, incluindo, sem limitação, premissas sobre a liquidez do Ativo Subjacente, sua volatilidade, taxa juros, custo de hedge, tributos, tarifas de negociação, existentes na Data de Negociação ou com as premissas vigentes no momento em que foi feito algum ajuste à(s) Operação(ões) de Derivativo(s) em virtude de um aumento no valor referente aos tributos, obrigações, custos, despesas e taxas para (A) adquirir, contratar, estabelecer, substituir, manter, terminar, liquidar ou alienar qualquer operação(ões) ou ativo(s) que considere necessário(s) para proteger os riscos no cumprimento de suas obrigações na Operação, ou (B) realizar, recuperar, receber, repatriar, transferir ou remeter os recursos decorrentes de qualquer operação(ões) ou ativo(s) que considere necessário(s) para proteger os riscos no cumprimento de suas obrigações na Operação, incluindo, sem limitação, o caso de não pagamento pelos devedores de tais operação(ões) ou ativo(s) ou de eventos que impeçam o envio ou recebimento de recursos de e para o exterior. As premissas financeiras utilizadas pela Parte A para precificar a Operação são determinadas de forma diligente e de acordo com as práticas de mercado para operações dessa natureza e se baseiam nas condições de mercado vigentes no momento da contratação da Operação; (xi) se a Volatilidade do Ativo Subjacente alterar-se substancialmente para cima ou para baixo em relação à Volatilidade do Ativo Subjacente no momento da contratação desta Operação; e (xii) se, (A) em virtude da eficácia da adoção ou de qualquer mudança na legislação ou regulamentação aplicável (incluindo qualquer lei ou norma tributária) ou (B) em virtude de decisão administrativa da Secretaria da Receita Federal, a Parte A determine, de boa-fé, que a Parte A irá incorrer em um aumento considerável no custo financeiro (incluindo, mas sem limitação, em virtude de um aumento das contingências tributárias, redução de benefícios tributários ou outro efeito adverso relativo à área tributária) para contratar, negociar, manter ou liquidar qualquer instrumento financeiro, incluindo derivativos listados em bolsa ou de balcão, que sirvam para proteção (hedge) aos riscos financeiros assumidos pela Parte A em decorrência desta Operação(ões).

(3) such costs arise from hedging strategies entered into in a diligent manner, pursuant to market practice for transactions of this nature; (viii) if the persons listed as lenders of the Shares or ADRs in lending agreements of Shares that Party A has contracted, in a diligent manner and pursuant to market practice to transactions of this nature, to protect itself from the financial risks arising from this Transaction exercise the right, provided contractually in the lending agreement of Shares or ADRs or in the stock exchange rules applicable to the lending of Shares or ADRs, of increasing compulsorily and the quantity of Shares or ADRs lent to Party A at the time of the capital increase carried out by the Issuer by means of issuance of new shares. The amount of additional Shares or ADRs added to the lending of Shares or ADRs exercised by the lenders will named “Additional Amount of Borrowed Shares”; or (ix) if within the three (3) months prior to each Settlement Date (as indicated in Annex II), the Average Local Liquidity during this period is reduced by [***]% in relation to the Average Local Liquidity in force at the time of contracting this Transaction, or if the Average Combined Liquidity in such period is reduced by [***]% in relation to the Average Combined Liquidity in force at the time of contracting this Transaction; (x) if Party A incurs or would incur in a substantial increase (compared to the financial assumptions used by Party A to price the Transaction, including, without limitation, assumptions about the liquidity of the Underlying Asset, its volatility, interest rate, hedging cost, taxes, trading fees, existing on the Trading Date or with the assumptions in force at the time any adjustment was made to the Derivative Transaction(s) due to an increase in the amount referring to taxes, obligations, costs, expenses and fees to (A) acquire, contract, establish, replace, maintain, terminate, liquidate or dispose of any transaction(s) or asset(s) it deems necessary to protect the risks in fulfilling its obligations in the Transaction, or (B) perform, recover, receive, repatriate, transfer or remit the proceeds arising from any transaction(s) or asset(s) ) that it deems necessary to protect the risks in fulfilling its obligations in the Transaction, including, without limitation, the case of non-payment by the debtors of such transaction(s) or asset(s) or of events that prevent the sending or receiving funds from and abroad. The financial assumptions used by Party A to price the Transaction are determined in a diligent manner and pursuant to market practice for transactions of this nature and are based on the market conditions prevailing at the time of contracting the Transaction; (xi) if the Volatility of the Underlying Asset changed substantially up or down in relation to the Volatility of the Underlying Asset at the time of contracting this Transaction; and (xii) if, (A) by virtue of the effectiveness of the adoption or any change in applicable legislation or regulations (including any law or tax rule) or (B) by virtue of administrative decisions by Secretaria da Receita Federal, Party A determines, in good faith, that Party A will have a substantial increase in the financial costs (including, but not limiting, due to the increase of tax contingencies, reduction of tax benefits or other adverse effect related to the tax area) to contract, negotiate, hold or liquidate any financial instrument, including exchange listed and OTC derivatives, which serve to protect (hedge) the financial risks assumed by Party A as a result of this Transaction(s).

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Não obstante qualquer coisa em contrário nesta definição de "Evento de Ajuste Potencial" ou em "Consequências de Eventos de Ajuste" abaixo, (x) nenhum ajuste será feito para contabilizar somente as mudanças na volatilidade, dividendos esperados, taxa de empréstimo de ações ou liquidez relevante para as Ações ou Opções sobre as Ações como resultado de qualquer evento especificado na cláusula (i) ou cláusulas (ii)(A), (ii)(B) ou (ii)(C) (mas, em cada caso, somente como previsto na subcláusula (w) de tal cláusula (ii)), ou como resultado de qualquer recompra pelo Emissor ou qualquer uma de suas subsidiárias das Ações relevantes (na medida em que tal recompra não exceda o limite aplicável conforme previsto na cláusula (iv)) desta definição de “Evento de Ajuste Potencial” e (y) nenhum ajuste será feito para contabilizar apenas as mudanças na volatilidade, dividendos esperados ou liquidez relevante para as Ações ou Opções sobre as Ações como resultado de qualquer evento especificado nas cláusulas (vi), (vii) ou (viii) desta definição de "Evento de Ajuste Potencial".	Notwithstanding anything to the contrary in this “Potential Adjustment Event” definition or under “Consequences of Adjustment Events” below, (x) no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or Options on the Shares as a result of any event specified in clause (i) or clauses (ii)(A), (ii)(B) or (ii)(C) (but, in each case, only as provided in sub-clause (w) of such clause (ii)), or as a result of any repurchase by the Issuer or any of its subsidiaries of the relevant Shares to the extent such repurchase does not exceed the applicable threshold provided in clause (iv)) of this “Potential Adjustment Event” definition, and (y) no adjustments will be made to account solely for changes in volatility, expected dividends or liquidity relevant to the Shares or Options on the Shares as a result of any event specified in clauses (vi), (vii) or (viii) of this “Potential Adjustment Event” definition.

Para os fins desta cláusula:	For the purposes of this clause:

“Liquidez Média Combinada” significa a média diária da soma do volume financeiro de negociações com as Ações na Bolsa de Valores com o volume financeiro de negociações das ADRs na Bolsa de Valores de Nova Iorque (New York Stock Exchange) nos últimos 3 (três) meses.

“Average Combined Liquidity” means the sum of the daily average financial volume of trades with the Shares on the Stock Exchange and with the average financial volume of trades of ADRs in the New York Stock Exchange in the last three (3) months.

“Liquidez Média Local” significa a média diária do volume financeiro de negociações com as Ações na Bolsa de Valores nos últimos 3 (três) meses.	“Average Local Liquidity” means the daily average of the financial volume of trades with in the Shares on the Stock Exchange in the last three (3) months.

“Volatilidade do Ativo Subjacente” significa a volatilidade do preço das Ações, medida de acordo com os critérios financeiros geralmente aceitos, ou a volatilidade implícita das Ações obtida através do preço de negociação de instrumentos derivativos referenciados nas Ações e outros fatores que a Parte A considerar relevante no cálculo de volatilidade das Ações.

“Underlying Asset Volatility” means the volatility of the price of the Shares, measured in accordance with generally accepted financial criteria, or the implied volatility of the Shares obtained through the trading price of derivative instruments referenced in the Shares and other factors that Part A considers relevant in the calculation of the volatility of the Shares.

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Consequências de Eventos de Ajuste:	Consequences of Adjustment Events:

Uma vez informado pelo Emissor ou que tenham se tornado de conhecimento público, os termos de qualquer Evento de Ajuste Potencial com relação à Confirmação, o Agente de Cálculo deverá (i) ajustar os termos da Confirmação para que tal Confirmação reflita corretamente os efeitos econômicos do respectivo Evento de Ajuste Potencial; ou (ii) determinar o pagamento de reembolso de modo a reestabelecer o equilíbrio econômico da Confirmação em razão do Evento de Ajuste Potencial.

Once informed by the Issuer or made publicly aware, the terms of any Potential Adjustment Event with respect to Confirmation, Calculation Agent shall, (i) adjust the terms of the Confirmation so that such Confirmation correctly reflects the economic effects of the respective Potential Adjustment Event; or (ii) determine a reimbursement in order to reinstate the economic balance of the Confirmation due to the Potential Adjustment Event.

Não obstante qualquer disposição em contrário neste documento ou no Contrato ou no Apêndice ao Contrato, nenhum ajuste apenas para contabilizar mudanças na volatilidade, dividendos esperados, taxa de empréstimo de ações ou liquidez relevante para as Ações ou para qualquer Operação como resultado de um Evento de Ajuste Potencial ou um Evento Extraordinário aumentará a Quantidade de Opções (desde que, para evitar dúvidas, tal limitação não se aplique a ajustes decorrentes de eventos que tenham efeito diluidor ou concentrador sobre as Ações).  Não obstante qualquer disposição em contrário nesta Confirmação ou no Contrato ou no Apêndice ao Contrato, se o Agente de Cálculo determinar que não possa realizar reembolso ou ajuste de acordo com o aqui disposto de modo a produzir um resultado comercialmente razoável, o Agente de Cálculo poderá notificar as partes que a consequência de tal evento será um Evento de Rescisão Adicional, com relação ao qual a Parte B será a Parte Afetada, sendo certo que em tais casos o Valor de Reposição da Parte A somente considerará o valor justo de mercado da Operação de Derivativos e os custos da Parte A em desfazer as operações de hedge comercialmente razoáveis montadas para fins desta Operação de Derivativos. A Data de Rescisão Antecipada será o primeiro Dia Útil após a data da ocorrência do Evento de Rescisão Adicional.

Notwithstanding anything to the contrary herein or in the Master Derivatives Agreement or Schedule, no adjustment solely to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to any Transaction as a result of a Potential Adjustment Event or an Extraordinary Event shall increase the Quantity of Options (provided, for the avoidance of doubt, that such limitation shall not apply to adjustments as a result of events having a dilutive or concentrative effect on the Shares).  Notwithstanding anything to the contrary herein or in the Master Derivatives Agreement or Schedule, if the Calculation Agent determines that no reimbursement or adjustment that it could make in accordance with the preceding paragraph will produce a commercially reasonable result, then the Calculation Agent may notify the parties that the consequence of such event shall be an Additional Termination Event in which Party B is the Affected Party, being certain that in such cases the Replacement Value of Party A shall take into consideration only the fair market value of the Derivative Transaction together with the costs of Party A in unwinding its commercially reasonable hedge transactions in place for the purposes of this Derivative Transaction. The Early Termination Date will be the first Business Day following the date of the Occurrence of the Additional Termination Event.

A Parte B obriga-se a celebrar todos os aditamentos e documentos que sejam necessários para formalizar os ajustes à presente Operação de Derivativos, inclusive quando solicitados pela B3.	Party B hereby undertakes to execute all amendments and documents which may be required to formalize the adjustments to this Derivative Transaction, including when requested by B3.

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Qualquer ajuste aos termos da Operação de Derivativos ora celebrada será realizado sem duplicação de qualquer ajuste prévio, incluindo montantes relativos aos dividendos que tenham sido transferidos da Parte B para a Parte A.

Any adjustment to the terms of the Derivative Transaction hereunder shall be made without duplication in respect of any prior adjustment hereunder, including amounts in respect of dividends that have been transferred from Party B to Party A.

II. Eventos Extraordinários:	II. Extraordinary Events:

Constituirão Eventos Extraordinários a ocorrência de um Evento de Incorporação/Fusão/Cisão e/ou uma Oferta para Compra de Ações.

Na hipótese de um Evento Extraordinário, o Agente de Cálculo deverá ajustar os termos da Confirmação para que tal Confirmação reflita corretamente os efeitos econômicos do respectivo Evento Extraordinário. Não obstante qualquer disposição em contrário nesta Confirmação ou no Contrato ou no Apêndice ao Contrato, se o Agente de Cálculo determinar que não possa realizar ajuste de acordo com o aqui disposto de modo a produzir um resultado comercialmente razoável, o Agente de Cálculo poderá notificar as partes que a consequência de tal evento será um Evento de Rescisão Adicional com relação ao qual a Parte B será a Parte Afetada, sendo certo que em tais casos o Valor de Reposição da Parte A somente considerará o valor justo de mercado da Operação de Derivativos e os custos da Parte A em desfazer as operações de hedge comercialmente razoáveis montadas para fins desta Operação de Derivativos. A Data de Rescisão Antecipada será o primeiro Dia Útil após a data da ocorrência do Evento de Rescisão Adicional.

Extraordinary Events will comprise the occurrence of an Incorporation/Merger/Spin-Off Event and/or a Tender Offer.

 In the event of an Extraordinary Event, the Calculation Agent shall adjust the terms of the Confirmation so that such Confirmation correctly reflects the economic effects of the respective Extraordinary Event. Notwithstanding anything to the contrary herein or in the Master Derivatives Agreement or Schedule, if the Calculation Agent determines that no adjustment that it could make in accordance with the preceding sentence will produce a commercially reasonable result, then the Calculation Agent may notify the parties that the consequence of such event shall be an Additional Termination Event in which Party B will be considered the Affected Party, being certain that in such cases the Replacement Value of Party A shall take into consideration only the fair market value of the Derivative Transaction together with the costs of Party A in unwinding its commercially reasonable hedge transactions in place for the purposes of this Derivative Transaction. The Early Termination Date will be the first Business Day following the date of the Occurrence of the Additional Termination Event.

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"Evento de Incorporação/Fusão/Cisão" significa, com relação a quaisquer Ações, ocorrência ou a existência de um compromisso irretratável para (i) incorporar, fundir, cindir ou consolidar o Emissor com quaisquer terceiros (mas exceto qualquer evento em que o Emissor seja a entidade continuada e que não resulte em uma reclassificação ou alteração de todas as Ações em circulação) ou (ii) incorporar, fundir, cindir ou consolidar o Emissor com quaisquer terceiros, nos casos em que o Emissor seja a entidade resultante e não resulte em uma reclassificação ou alteração de todas as Ações em circulação, mas que tenha por resultado que as Ações em circulação (exceto pelas Ações de titularidade de tal terceiro) imediatamente antes de tal evento, representem, conjuntamente, menos de 50% das Ações em circulação após tal evento, conforme respectivamente definidos na legislação aplicável, desde que, no tocante à cisão, seja cindida parcela que impacte substancialmente as atividades do Emissor. Adicionalmente, também será considerado Evento de Incorporação/Fusão/Cisão o anúncio público (i) por qualquer entidade que tenha a intenção de boa-fé de se tornar uma parte de qualquer operação ou evento, se consumadas, causariam a incorporação, fusão, cisão ou consolidação da Emissora com qualquer terceiro conforme descrito acima (observado que ao determinar que um terceiro tem intenção de boa-fé, o Agente de Cálculo poderá levar em consideração o efeito do anúncio relevante por tal terceiro sobre as Ações ou opções relacionadas às Ações e, caso tal efeito seja material, poderá considerar que tal terceiro tem intenção de boa-fé de celebrar ou consumar tal operação); ou (ii) pela Parte B, sobre a intenção de buscar ou celebrar alternativas estratégicas ou empreendimento semelhante que inclua um Evento de Incorporação/Fusão/Cisão.

"Incorporation/Merger Event/Spin-off" means, with respect to any Shares, the occurrence or existence of an irrevocable commitment to (i) incorporate, merge, spin-off or consolidate the Issuer with any third-party (but other than any such event in which Issuer is the continuing entity and which does not result in a reclassification or change of all such Shares outstanding) or (ii) incorporate, merge, spin-off or consolidate the Issuer with any third party in which the Issuer is the continuing entity and which does not result in a reclassification or change of all such Shares outstanding but results in the outstanding Shares (other than Shares owned by such entity) immediately prior to such event collectively representing less than 50% of the outstanding Shares immediately following such event, as respectively defined in applicable law, provided that, with regard to the spin-off, a portion that substantially impacts the Issuer's activities is spun off. Additionally, it shall also be considered an Incorporation/Merger/Spin-off Event the public announcement (i) by any entity that has a bona fide intent to become a party thereto of any transaction or event that if completed would constitute an incorporation, merger, spin-off or consolidation of the Issuer with any third-party as described above (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent may take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares and, if such effect is material, may deem such third party to have a bona fide intent to enter into or consummate such transaction); or (ii) by Party B of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include an Incorporation/Merger/Spin-off Event.

"Oferta para Compra de Ações" significa uma oferta para compra de Ações, oferta de permuta, solicitação, proposta ou outro evento por qualquer pessoa física ou jurídica que resulte na compra de Ações ou, ainda, na obtenção ou no direito de obtenção, através de conversão ou outros meios, de no mínimo 25% (vinte e cinco por cento) e no máximo 100% (cem por cento) das Ações em circulação do Emissor, conforme determinado pelo Agente de Cálculo, com base nos registros existentes nos órgãos responsáveis. Adicionalmente, também será considerado Oferta para Compra de Ações o anúncio público por qualquer pessoa que tenha a intenção de boa-fé de comprar ou adquirir o número determinado de Ações que, se consumadas, causariam uma Oferta para Compra de Ações.

"Tender Offer" means an offer to purchase Shares, offer of exchange, solicitation, proposal or other event by any natural or legal person that results in the purchase of Shares or, furthermore, in obtaining or the right to obtain, through conversion or other means, at least 25% (twenty five percent) and a maximum of 100% (one hundred percent) of the outstanding Shares of the Issuer, as determined by the Calculation Agent, based on the records existing in the responsible bodies. Additionally, it shall also be considered a Tender offer the public announcement by any person that has a bona fide intent to purchase or otherwise obtain the requisite number of Shares (whether or not subsequently amended) that if completed would constitute a Tender Offer.

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III. Nacionalização, Insolvência ou Fechamento de Capital.	III. Nationalization, Insolvency or Delisting.

Na hipótese de uma Nacionalização, o Agente de Cálculo poderá ajustar os termos da Confirmação para que tal Confirmação reflita corretamente os efeitos econômicos da respectiva Nacionalização. Não obstante qualquer disposição em contrário nesta Confirmação ou no Contrato ou no Apêndice ao Contrato, se o Agente de Cálculo determinar que não possa realizar ajuste de acordo com o aqui disposto de modo a produzir um resultado comercialmente razoável, o Agente de Cálculo poderá notificar as partes que a consequência de tal evento será um Evento de Rescisão Adicional com relação ao qual a Parte B será a Parte Afetada, sendo certo que em tais casos o Valor de Reposição da Parte A somente considerará o valor justo de mercado da Operação de Derivativos e os custos da Parte A em desfazer as operações de hedge comercialmente razoáveis montadas para fins desta Operação de Derivativos. A Data de Rescisão Antecipada será o primeiro Dia Útil após a data da ocorrência do Evento de Rescisão Adicional.

In the event of Nationalization, the Calculation Agent may adjust the terms of the Confirmation so that such Confirmation correctly reflects the economic effects of the respective Nationalization. Notwithstanding anything to the contrary herein or in the Master Derivatives Agreement or Schedule, if the Calculation Agent determines that no adjustment that it could make in accordance with the preceding sentence will produce a commercially reasonable result, then the Calculation Agent may notify the parties that the consequence of such event shall be an Additional Termination Event in which Party B is the Affected Party, being certain that in such cases the Replacement Value of Party A shall take into consideration only the fair market value of the Derivative Transaction together with the costs of Party A in unwinding its commercially reasonable hedge transactions in place for the purposes of this Derivative Transaction. The Early Termination Date will be the first Business Day following the date of the Occurrence of the Additional Termination Event.

A ocorrência de uma Insolvência ou Fechamento de Capital do Emissor será considerado um Evento de Rescisão Adicional com relação ao qual a Parte B será a Parte Afetada, sendo certo que em tais casos o Valor de Reposição da Parte A somente considerará o valor justo de mercado da Operação de Derivativos e os custos da Parte A em desfazer as operações de hedge comercialmente razoáveis montadas para fins desta Operação de Derivativos. A Data de Vencimento Antecipado será a data do anúncio público da Insolvência ou Fechamento de Capital, conforme o caso.

The occurrence of an Insolvency or Delisting of the Issuer shall be considered an Additional Termination Event in which Party B is the Affected Party, being certain that in such cases the Replacement Value of Party A shall take into consideration only the fair market value of the Derivative Transaction together with the costs of Party A in unwinding its commercially reasonable hedge transactions in place for the purposes of this Derivative Transaction. The Early Termination Date shall be the date of the public announcement of the Insolvency or Delisting, as the case may be.

"Nacionalização" significa que todas as Ações, ou o controle acionário do Emissor, ou parte substancial dos ativos do Emissor, sejam estatizados, expropriados ou transferidos, por qualquer outra forma, para o Estado, uma agência, autoridade ou entidade governamental. Adicionalmente, também será considerado Evento de Nacionalização o anúncio público, a propositura ou a aprovação de qualquer lei, decreto ou ato governamental determinando a transferência das Ações, do controle acionário do Emissor ou parte substancial dos ativos do Emissor para o Estado.

"Nationalization" means that all Shares, or Issuer’s shareholding control, or substantial part of the Issuer's assets, are nationalized, expropriated or transferred, in any other way, to the State, an agency, authority or governmental entity. In addition, it will also be considered a Nationalization Event the public announcement, the purpose or approval of any law, decree or governmental act determining the transfer of Shares, the Issuer’s shareholding control or substantial part of Issuer’s assets to the State.

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"Insolvência" significa caso o Emissor (a) seja dissolvido (exceto em conformidade com uma consolidação, fusão ou reorganização); (b) se torne insolvente ou seja incapaz de pagar suas dívidas ou falhe ou admita por escrito sua incapacidade de pagar suas dívidas quando devidas; (c) institua ou tenha instituído contra si um procedimento com a finalidade de declarar a falência, desde que, nos casos em que o procedimento não tenha sido iniciado pelo Emissor, tal procedimento não seja interrompido ou elidido em até 10 (dez) dias, contados a partir da citação do Emissor para o pedido de falência na forma da lei; (d) tenha uma resolução aprovada para a sua dissolução ou liquidação (exceto em conformidade com uma consolidação, fusão ou reorganização); (e) solicite ou esteja sujeito à nomeação de um administrador, trustee, síndico, depositário, agente fiduciário, liquidante provisório, custodiante ou outro agente com funções similares para si mesmo ou para todos, ou substancialmente todos, os seus ativos; (f) se uma pessoa ou autoridade competente tomar controle de todo, ou substancialmente todo, os ativos da entidade ou tenha confiscado, expropriado de si, excutido, penhorado, sequestrado ou qualquer outro procedimento jurídico com efeito similar, impetrado ou executado no ou contra todos ou parcela substancial dos ativos da entidade e tal pessoa ou autoridade competente mantenha posse ou (g) cause ou esteja sujeito a qualquer evento que, de acordo com a legislação e regulamentação aplicáveis de qualquer jurisdição, tenha ou possa gerar um efeito análogo a qualquer um dos eventos especificados nas alíneas (a) a (f) acima.

"Insolvency" means if the Issuer (a) is dissolved (unless in accordance with a consolidation, merger or restructuring); (b) becomes insolvent or is unable to pay its debt or fails or admits in written its inability to pay its debt when due; (c) files or has filed against itself process seeking to declare bankruptcy , provided that, in cases where the procedure has not been initiated by the Issuer, such procedure is not interrupted or eliminated within 10 (ten) days, counted from the date that the Issuer is summoned for the bankruptcy filing, pursuant to the law; (d) has a resolution approved for the dissolution or liquidation (unless in accordance with a consolidation, merger or restructuring); (e) request or is subject to the appointment of administrator, trustee, depositary, fiduciary agent, interim liquidator, custodian or other agent with similar functions to itself or to all, or substantially to all, of its assets; (f) if a person or competent authority take control of all, or substantially all, of entity’s assets or has confiscated, expropriated from itself, executed, pledged, sequestered or any other legal proceeding with similar effect, filed or executed against all or substantial part of entity’s assets and such person or competent authority maintains possession (g) causes or is subject to any event that, according to the legislation and applicable rules from any jurisdiction, has or is able to cause a similar effect to the events described in items (a) and (f) above.

"Fechamento de Capital" significa que as Ações, ou os seus certificados de depósito, deixaram de ser admitidas à negociação na Bolsa de Valores, que, conforme suas normas, as Ações, ou os certificados de depósito, não serão mais listadas, negociadas ou cotadas publicamente na Bolsa de Valores por qualquer razão (exceto em caso de um Evento de Incorporação/Fusão ou Oferta para Compra de Ações). Adicionalmente, também será considerado um evento de Fechamento de Capital caso o Emissor ou a Bolsa de Valores anunciem que pretendem retirar as Ações de negociação na Bolsa de Valores.

"Delisting" means that the Shares, or its deposit certificates, ceases to be admitted to trading in the Stock Exchange that, according to its rules, the Shares, or its deposit certificates will no longer be listed, traded or publicly listed on the Stock Exchange for any reason (other than an Incorporation/Merger Event or Stock Offer). In addition, it will also be considered a Delisting Event if the Issuer or the Stock Exchange announces that they intend to withdraw the shares from trading in the Stock Exchange.

O Agente de Cálculo, de boa-fé e de forma comercialmente razoável, deverá calcular o valor devido e determinar qual Parte será responsável pelo seu pagamento, de acordo com os critérios estabelecidos na Confirmação.

The Calculation Agent, in good faith and in a commercially reasonable manner, shall calculate the amount due and determine which Party will be responsible for its payment, in accordance with the criteria set out in the Confirmation.

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IV. Eventos de Interrupção de Mercado:	IV. Market Disruption Events:

O Agente de Cálculo verificará se houve a ocorrência de um Evento de Interrupção de Mercado e definirá, a seu exclusivo critério, se poderá ajustar os termos da Confirmação para que tal Confirmação reflita corretamente os efeitos econômicos do respectivo Evento de Interrupção de Mercado ou, caso entenda que isso não é possível, a ocorrência do referido Evento de Interrupção de Mercado resultará em um Evento de Rescisão Adicional com relação ao qual a Parte B será a Parte Afetada, sendo certo que em tais casos o Valor de Reposição da Parte A somente considerará o valor justo de mercado da Operação de Derivativo e os custos da Parte A em desfazer as operações de hedge comercialmente razoáveis montadas para fins desta Operação de Derivativos. A Data de Vencimento Antecipado será o primeiro Dia Útil subsequente à data em que o Agente de Cálculo comunicar as Partes sobre a impossibilidade de refletir os efeitos econômicos do Evento de Interrupção de Mercado na Confirmação.

The Calculation Agent shall verify whether there has been a Market Disruption Event and shall define, in its sole discretion, whether it may adjust the terms of the Confirmation so that such Confirmation correctly reflects the economic effects of the respective Market Disruption Event or, if it considers that this is not possible, the occurrence of said Market Disruption Event shall be deemed an Additional Termination Event in which Party B is the Affected Party, being certain that in such cases the Replacement Value of Party A shall take into consideration only the fair market value of the Derivative Transaction together with the costs of Party A in unwinding its commercially reasonable hedge transactions in place for the purposes of this Derivative Transaction. The Early Termination Date shall be the first Business Day following the date on which the Calculation Agent informs the Parties of the impossibility of reflecting the economic effects of the Market Disruption Event on the Confirmation.

"Evento de Interrupção de Mercado" significa, com relação a uma Ação, a ocorrência ou existência de (i) uma Interrupção na Negociação; (ii) uma Interrupção na Bolsa de Valores; ou (iii) um Fechamento Antecipado, que, por critério razoável e de boa-fé do Agente de Cálculo, seja relevante.

"Market Disruption Event" means, with respect to a Share, the occurrence or existence of (i) a Disruption in Trading; (ii) a Disruption on the Stock Exchange; or (iii) an Early Closing, which, in good faith, with reasonable discretion of the Calculation Agent is relevant.

"Interrupção na Negociação" significa qualquer suspensão ou limitação imposta à negociação por mais de 2 (dois) dias de negociação seguidos pela Bolsa de Valores em virtude de variações dos limites excedidos de preço, conforme permitidos pela Bolsa de Valores, ou, de qualquer outra forma, (i) relacionado à negociação da Ação na Bolsa de Valores, ou (ii) relacionado à negociação de contratos de futuros e opções relacionados à Ação. Caso se trate de uma Data de Exercício ou uma Data de Vencimento antecipado, a data do evento de Interrupção na Negociação será a data do início da suspensão ou limitação imposta à negociação.

"Disruption in Trading" means any suspension or limitation imposed on trading by the Stock Exchange for more than two (2) consecutive trading days due to variations in the exceeded price limits, as permitted by the Stock Exchange, or otherwise (i) related to trading of the Shares in the Stock Exchange, or (ii) related to the trading of futures contracts and options related to the Stock. If such disruption occurs on an Exercise Date or on an early termination date, the date of the Disruption in Trading will be the beginning of the suspension of limitation imposed on trading.

“Interrupção na Bolsa de Valores” significa qualquer evento (exceto um Fechamento Antecipado) que interrompa ou prejudique de forma relevante durante um período de 2 (dois) dias consecutivos de negociação (conforme determinado pelo Agente de Cálculo, de forma comercialmente razoável) a habilidade dos participantes do mercado em geral de efetuar (i) operações, ou obter valores de mercado para as Ações na Bolsa de Valores, ou (ii) operações, ou obter valores de mercado para contratos de futuros ou opções relacionados à Ação. Caso se trate de uma Data de Exercício ou uma Data de Vencimento Antecipado, a data do evento de Interrupção na Bolsa de Valores será a data do início da suspensão ou limitação imposta à Bolsa de Valores.

"Disruption on the Stock Exchange" means any event (except an Early Closing) that interrupts or impairs materially during a period of 2 (two) consecutive trading days (as determined by the Calculation Agent in a commercially reasonable manner) the ability of market participants in general to perform (i) transactions, or obtain market values for the Shares on the Stock Exchange, or (ii) transactions, or obtain market values for futures contracts or options related to the Stock. If such disruption occurs on an Exercise Date or on an Early Termination Date, the date of the Disruption on the Stock Exchange will be the beginning of the suspension of limitation imposed on the Stock Exchange.

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"Fechamento Antecipado" significa, na Data de Exercício, o fechamento da Bolsa de Valores em momento anterior ao período agendado para liquidação na Confirmação, exceto se um fechamento antecipado for anunciado pela Bolsa de Valores, pelo menos, uma hora antes do (i) efetivo período de fechamento do pregão na Bolsa de Valores, e (ii) do prazo final para submissão de ordens no sistema da Bolsa de Valores.

"Early Closing" means, on the Exercise Date, the closing of the Stock Exchange at the time prior to the period scheduled for settlement on the Confirmation, unless an early closing is announced by the Stock Exchange at least one hour before the (i) effective closing period of the trading session on the Stock Exchange, and (ii) the deadline for submission of orders in the Stock Exchange system.

V. Eventos de Interrupção Adicionais:	V. Additional Disruption Events:

A ocorrência de qualquer um dos Eventos de Interrupção Adicionais descritos abaixo implicará na ocorrência de um Evento de Rescisão Adicional com relação ao qual a Parte B será a Parte Afetada, sendo certo que em tais casos o Valor de Reposição da Parte A somente considerará o valor justo de mercado da Operação de Derivativo e os custos da Parte A em desfazer as operações de hedge comercialmente razoáveis montadas para fins desta Operação de Derivativos. A Data de Vencimento Antecipado será o primeiro Dia Útil subsequente à data de ocorrência do Evento de Rescisão Adicional.

The occurrence of any of the Additional Disruption Events described below will result in the occurrence of an Additional Termination Event pursuant to the Agreement in which Party B is the Affected Party, being certain that in such cases the Replacement Value of Party A shall take into consideration only the fair market value of the Derivative Transaction together with the costs of Party A in unwinding its commercially reasonable hedge transactions in place for the purposes of this Derivative Transaction. The Early Termination Date will be the first Business Day following the date of occurrence of the Additional Termination Event.

“Mudança da Lei” significa que na Data de Negociação ou posteriormente (A) em virtude da eficácia da adoção ou de qualquer mudança na legislação ou regulamentação aplicável (incluindo qualquer lei ou norma tributária) ou (B) em virtude de (i) edição ou promulgação de qualquer alteração na interpretação formal ou informal de qualquer lei ou regulamentação aplicável no setor bancário ou de valores mobiliários dos Estados Unidos publicada pelos órgãos reguladores dos Estados Unidos aplicáveis ou (ii) decisões administrativas pelo Banco Central do Brasil ou da Comissão de Valores Mobiliários , a Parte A determine, de boa-fé, que se tornou ou irá se tornará ilegal cumprir com suas obrigações ou exigir seus direitos decorrentes desta(s) Operação(ões) de Derivativos(s) ou deter, adquirir ou alienar as Ações na Bolsa de Valores ou contratar, negociar, manter ou liquidar qualquer instrumento financeiro, incluindo derivativos listados em bolsa ou de balcão, que sirvam para obter proteção aos riscos financeiros assumidos pela Parte A em decorrência desta(s) Operação(ões), neste caso considerando que a Parte A não seja capaz de manter a Operação até o seu vencimento por meio da utilização do princípio do ato jurídico perfeito.

"Change of Law" means that on the Trade Date or subsequently (A) by virtue of the effectiveness of the adoption or any change in applicable legislation or regulations (including any law or tax rule) or (B) by virtue of (i) the enactment or promulgation of any change in the formal or informal interpretation of any applicable banking or securities law or regulation of the United States issued by the applicable United States regulatory bodies or (ii) administrative decisions by the Brazilian Central Bank or the Comissão de Valores Mobiliários, Party A determines, in good faith, that has become or will become illegal to comply with its obligation or claim its rights arising from this Derivative Transaction or own, acquire or alienate the Shares in the Stock Exchange or contract, negotiate, hold or settle any financial instrument, including exchange listed and OTC derivatives used to obtain protection from the financial risks incurred by Party A as a consequence of this Transaction, to the extent that Party A is not able to maintain this Transaction until its maturity by applying the principle of ato jurídico perfeito.

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“Interrupção do Hedge” significa que a Parte A está, de forma comprovada, impossibilitada, após utilização de esforços comerciais razoáveis, de (A) adquirir, estabelecer, reestabelecer, substituir, manter, terminar ou alienar qualquer operação(ões) ou ativo(s) que considere necessário para proteger os riscos no cumprimento de suas obrigações na Operação, ou (B) repatriar, ou remeter os recursos de qualquer uma das referidas operações ou ativos. Para evitar dúvidas, as Partes concordam que um aumento de custo de manter ou contratar um hedge ou hedge similar não será considerado uma Interrupção de Hedge, mas sim um Evento de Ajuste Potencial, nos termos descritos na presente Confirmação.

"Disruption of Hedge" means that Party A is, unable, in a duly justified form, after using reasonable commercial efforts, to (A) acquire, establish, re-establish, replace, maintain, terminate or dispose of any operation(s) or assets it deems necessary to protect risks in the performance of its obligations in the relevant Transaction, or (B) to repatriate or remit the resources of any such transaction or assets. For the avoidance of doubt, the Parties agree that any increase of cost to maintain or hire a hedge or similar hedge shall not be deemed to a Disruption of Hedge, but a Potential Adjustment Event, pursuant to the terms of this Confirmation.

“Impossibilidade de Tomar Empréstimos” significa que a Parte A, após empregar esforços comerciais razoáveis, está impossibilitada, de forma comprovada, a por qualquer motivo de tomar Ações ou ADRs emprestadas a quantidade de Ações, ou de celebrar operações de derivativos que tenham um efeito semelhante à realizar vendas à descoberto das Ações ou ADRs, que considera necessárias para se proteger dos riscos financeiros assumidos com esta(s) Operação(ões), seja por falta de disponibilidade de Ações ou ADRs para tomar em empréstimo no mercado, interrupção ou fechamento do mercado de empréstimo de Ações ou ADRs, restrições regulatórias e legais que impeçam que a Parte A tome Ações ou ADRs emprestadas, bem como qualquer outro motivo que tenha o efeito de impossibilitar que Ações ou ADRs sejam tomadas emprestadas pela Parte A, sejam convertidas de Ações em ADRs e vice-versa, ou celebrar operações de derivativos que tenham um efeito semelhante à realizar vendas à descoberto das Ações. Para evitar dúvidas, as Partes concordam que um aumento de custo de manter ou contratar uma operação de empréstimo ou operação similar não será considerado uma Impossibilidade de Tomar Empréstimos, mas sim um Evento de Ajuste Potencial, nos termos descritos na presente Confirmação (desde que (a) não seja oferecido um empréstimo de Ações pela Parte B, observado que tal oferta somente será válida se a Parte A determinar, a seu critério de boa-fé e de forma razoável, conforme  opinião de assessores legais, que (i) tal oferta estaria, se aplicável, de acordo com requisitos legais, regulatórios ou autorregulatórios aplicáveis dos Estados Unidos ou com políticas e procedimentos relacionadas (sejam ou não tais requisitos, políticas ou procedimentos impostos por lei ou voluntariamente adotados pela Parte A, mas desde que tais políticas e procedimentos sejam relacionados às leis norte-americanas de valores mobiliários e sejam aplicáveis, em geral, em situações semelhantes e aplicáveis de forma não discriminatória) para que a Parte A aceite tal empréstimo privado de Ações e (ii) tal empréstimo privado seja sido celebrado pelas Partes até 12:00 da data de notificação pela Parte A à Parte B e liquidado em termos e condições razoavelmente aceitáveis para a Parte A até 11:00 do segundo dia de negociação após a celebração do empréstimo de ações, sendo que o Agente de Cálculo se compromete a agir de forma diligente e tempestiva no tocante à notificação da Parte B; ou (b) a Parte B não indique a Parte A para uma contraparte (que não poderá ser a Parte B ou uma de suas Afiliadas) que celebre um empréstimo de Ações até 12:00 da data de notificação da Parte A à Parte B sobre a Impossibilidade de Tomar Empréstimos, que seja liquidado até 11:00 do segundo dia de negociação após a celebração do empréstimo de ações), sendo que o Agente de Cálculo se compromete a agir de forma diligente e tempestiva no tocante à notificação da Parte B.

“Impossibility of Taking a Loan” means that Party A, after taking commercial reasonable efforts, is unable, in a duly justified form, for any reason to borrow Shares or ADRs in the amount of Shares, to enter into derivatives transactions that have similar effect of the short sale of Shares or ADRs, deemed necessary to protect itself from the financial risks arising from the Transaction, whether due to lack of availability of Shares or ADRs to borrow in the market, interruption or closing of the stock lending market, legal and regulatory restriction that prevent Party A from borrowing the Shares or ADRs, as well as any other reason that has the effect of preventing Shares or ADRs to be borrowed by Party A, to be converted from Shares to ADRs and vice-versa, or enter into derivatives transactions that have similar effect to the short sale of the Shares. For the avoidance of doubt, the Parties agree that any increase of cost to maintain or hire a stock borrow or similar trade shall not be deemed to an Impossibility of Taking a Loan, but a Potential Adjustment Event, pursuant to the terms of this Confirmation (provided (a) a Shares loan is not offered by Party B, it being understood that such an offer shall only be valid if Party A determines in good faith and reasonable discretion, that based on the advice of counsel (i) it would be appropriate, with respect to any applicable US legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Party A, but provided that such policies or procedures are related to US securities laws and are generally applicable in similar situations and applied to the transaction hereunder in a non-discriminatory manner) for Party A to accept such a private loan of Shares and (ii) such private loan could be executed by the Parties on prior to 12pm on the date of notice from Party A to Party B and settled on terms and conditions reasonably acceptable to Party A prior to 11am on the second trading day following execution of such stock loan, considering that the Calculation Agent undertakes to act diligently and tempestive with regard to the notification of Party B or (b) Party B does not refer Party A to a counterparty (which cannot be Party B or one of its Affiliates) that executes a loan of Shares until 12pm of the notice date from Party A to Party B, and which is settled prior to 11am on the second trading day following execution of such stock loan , on the Impossibility of Taking a Loan, considering that the Calculation Agent undertakes to act diligently and tempestive with regard to the notification of Party B.

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VI. Disposições sobre ADRs	VI. ADR Provisions

As partes acordam e reconhecem que, para fins da Confirmação e deste Anexo I, a não ser que o contexto exija outra interpretação (i) referências a “Ações” deverão ser referência e/ou ADRs, conforme aplicável, e (ii) referências à “Bolsa de Valores” serão consideradas como referências à Bolsa de Valores especificada na Cláusula III da Confirmação e/ou a Bolsa de Valores de Nova Iorque (New York Stock Exchange), conforme aplicável, e (iii) referências ao Emissor deverão ser consideradas como referências ao Emissor e/ou ao depositário em relação aos ADRs (o “Depositário”), conforme aplicável e desde que nem a segunda frase da definição de “Incorporação/Fusão/Cisão nem a segunda frase da definição de “Oferta Pública” será considerado como uma referência ao Depositário ao invés da Emissora. Não obstante, a definição de “Delistagem” aqui prevista, não ocorrerá a Delistagem a respeito dos ADRs se os ADRs forem imediatamente listados, negociados ou quotados novamente na Nasdaq Global Select Market ou na Nasdaq Global Market.	The parties agree and acknowledge that for purposes of the Confirmation and this Annex I, unless the context otherwise requires (i) references to “Shares” shall be deemed to be references to the Reference Assets and/or the ADRs, as appropriate, and (ii) references to “Stock Exchange” shall be deemed to be the Stock Exchange specified in Section III of the Confirmation and/or the New York Stock Exchange, as appropriate, and (iii) references to the Issuer shall be deemed to be references to the Issuer and/or the depositary with respect to the ADRs (the “Depositary”), as appropriate, provided, that neither the second sentence of the definition of “Incorporation/Merger Event/Spin-off” nor the second sentence of the definition of “Tender Offer” shall be deemed to refer to the Depositary in lieu of the Issuer. Notwithstanding the definition of “Delisting” herein, no Delisting shall occur in respect of the ADRs if the ADRs are immediately re-listed, re-traded or re-quoted on the Nasdaq Global Select Market or the Nasdaq Global Market.

Será um Evento de Ajuste Potencial neste instrumento se, a qualquer momento, os ADRs representem menos ou mais unidades do Ativos de Referência do que, ou quaisquer outros valores mobiliários ou bens que não sejam o número de unidades do Ativo de Referência representado pelos ADRs na Data de Negociação, desde que tal situação gere um efeito material sobre a Operação, os Ativos de Referência ou os ADRs.	It shall be an additional Potential Adjustment Event hereunder if, at any time, the ADRs represent fewer or more units of Reference Assets than, or any other securities or property other than, the number of units of Reference Assets represented by the ADRs as of the Trade Date, provided such a situation creates a material effect on the Transaction, the Reference Assets or the ADRs.

A ocorrência ou anúncio de qualquer um dos seguintes eventos será um Evento de Interrupção Adicional:	The occurrence or announcement of any of the following shall be an Additional Disruption Event hereunder:

(i)

qualquer rescisão do contrato de depósito relacionado aos ADRs (o "Contrato de Depositário"), salvo se o Contrato de Depositário tenha sido (ou será simultaneamente ou antes de tal rescisão) substituído por um contrato de depósito em forma e substância razoavelmente satisfatórias à Parte A imediatamente após tal rescisão ou anúncio;

(i)

any termination of the depositary agreement relating to the ADRs (the “Depositary Agreement”), unless the Depositary Agreement has been (or will be contemporaneously with or prior to such termination) replaced by a deposit agreement in form and substance reasonably satisfactory to Party A immediately upon such termination or announcement thereof;

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(ii)

qualquer substituição do Depositário de acordo com o Contrato de Depositário, salvo se o Depositário tenha sido (ou será simultaneamente ou antes de tal renúncia ou remoção) substituído por um banco internacional idôneo e razoavelmente satisfatório para a Parte A que forneça regularmente serviços de American depositary receipts nos Estados Unidos e tal banco assuma as obrigações do Depositário sob o Contrato de Depositário ou em contrato de depósito substancialmente similar; ou

(ii)

any replacement of the Depositary under the Depositary Agreement unless the Depositary has been (or will be contemporaneously with or prior to such resignation or removal) replaced by a reputable international bank reasonably satisfactory to Party A that regularly provides American depositary receipt services in the U.S. and that bank has assumed Depositary’s obligations under the Depositary Agreement or a substantially similar replacement deposit agreement; or

(iii)

qualquer alteração, complemento, modificação ou alteração seja feita nos termos do Contrato de Depositário que, de boa-fé, sujeito ao julgamento comercialmente razoável da Parte A, teria um efeito material adverso sobre a Operação, os Ativos de Referência ou os ADRs.

(iii)

any amendment, supplement, modification or change is made to the terms of the Depositary Agreement that, in the good faith, commercially reasonable judgment of Party A, would have a material adverse effect on the Transaction, the Reference Assets or the ADRs observado que as Partes poderão acordar que, ao invés de ocorrer um Evento de Interrupção Adicional, que um ou mais termos da Operação pode ser alterado e se as Partes então acordarem, nesse caso ao invés de um Evento de Interrupção Adicional, qualquer alteração acordada deverá ser feita, em cada caso, com efeito a partir da data acordada entre as Partes.

provided, that in lieu of an Additional Disruption Event the Parties may agree that one or more terms of the Transaction should be amended, and if the Parties so agree, then in lieu of an Additional Disruption Event, any agreed amendments will be made, in each case with effect from the date agreed by the Parties.

Ao efetuar qualquer ajuste após um Evento de Ajuste Potencial, o Agente de Cálculo deverá levar em consideração (entre outros fatores) qualquer ajuste feito pelo Depositário no âmbito do Contrato de Depósito.

In making any adjustment following any Potential Adjustment Event, the Calculation Agent shall take into account (among other factors) any adjustment made by the Depositary under the Deposit Agreement.

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